Table of Contents - Exhibits

Exhibit 8.1

Significant Subsidiaries of Terranova

Name of Subsidiary	Jurisdiction of Incorporation

Inversiones Internacionales Terranova S.A.	Chile
Terranova Forest Products, Inc.	U.S. (South Carolina)
Terranova Panamá S.A.	Panama
Terranova de Venezuela S.A.	Venezuela
Forestal Terranova México S.A. de C.V.	Mexico
Corporación Forestal Guayamure C.A.	Venezuela
Terranova Brasil Ltda.	Brazil
Terranova Colombia S.A.	Colombia
Corporación Forestal Imataca C.A.	Venezuela
Andinos C.A.	Venezuela
Inversiones Coronel Limitada	Chile
Masisa Inversiones Limitada	Chile
Masisa Partes y Piezas Limitada	Chile
Forestal Tornagaleones S.A.	Chile
Masisa Concepción Ltda.	Chile
Masisa Overseas LTD.	Cayman Islands
Maderas y Sintéticos del Perú S.A.C.	Peru
Maderas y Sintéticos México S.A. de C.V.	Mexico
Madera y Sintéticos Servicios S.A. de C.V.	Mexico
Masisa do Brasil Ltda.	Brazil
Forestal Argentina S.A.	Argentina
Masisa Argentina S.A.	Argentina
Masisa Ecuador S.A.	Ecuador
Fibranova C.A.	Venezuela
Masnova S.A de C.A.	Mexico